                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                       FLOUR CITY INTERNATIONAL, INC.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                         FLOUR CITY INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 5, 2001

    The Annual Meeting of Stockholders of FLOUR CITY INTERNATIONAL, INC. (the "Company") will be held on April 5, 2001 at 10:00 a.m. local time at 1044 Fordtown Road, Kingsport, TN 37663 for the purpose of considering and voting on the following matters:

    1.  Election of Directors.

    2. Ratification of the appointment of GRANT THORNTON LLP as the Company's independent auditors for the year ending October 31, 2001.

    3. Such other business as may properly come before the meeting or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on February 23, 2001 will be entitled to notice of and to vote at such meeting or any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          Edward M. Boyle, III

                                          SECRETARY

                                          Kingsport, Tennessee

                                          February 28, 2001

                                   IMPORTANT

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE READ THE ENCLOSED PROXY STATEMENT AND SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE.

                         FLOUR CITY INTERNATIONAL, INC.
                    1044 FORDTOWN ROAD, KINGSPORT, TN 37663
                                 (423) 349-8692
                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Flour City International, Inc. (the "Company") of proxies relating to the annual meeting of stockholders (the "Annual Meeting") to be held April 5, 2001 at 10:00 a.m. local time at 1044 Fordtown Road, Kingsport, TN 37663, or any adjournments or postponements thereof.

    Only stockholders of record at the close of business on the record date for the meeting, February 23, 2001 (the "Record Date"), are entitled to vote at the meeting. On the Record Date, there were outstanding and entitled to vote 5,315,278 shares of Common Stock of the Company (the "Common Stock"). Holders of shares of Common Stock are entitled to one vote per share of Common Stock on each matter to come before the meeting. Stockholders do not have cumulative voting rights.

    Pursuant to the bylaws of the Company, a majority of the shares of Common Stock entitled to vote at a shareholders meeting, represented in person or by proxy, constitutes a quorum, and broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Annual Meeting. Further, a meeting of stockholders commenced with a quorum may continue to do business until an adjournment of the meeting, even if a withdrawal of stockholders from the meeting leaves less than a quorum.

    Directors are elected by plurality of votes cast at the election, and all other proposals submitted to the stockholders must be approved by the vote of the holders of a majority of the shares of Common Stock present at the meeting, in person or by proxy. In the event a nominee (such as a brokerage firm) holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and/or does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters. Accordingly, abstentions and broker non-votes will have no effect upon the election of directors but will have the same effect as votes against other matters to come before the Annual Meeting.

    If the enclosed proxy is properly executed and returned, the shares of Common Stock represented thereby will be voted at the Annual Meeting in accordance with the stockholder's instructions. If no instructions are given with respect to the election of the nominees for director put forward by the Company in this Proxy Statement, then the proxy will be voted FOR the nominees, and if no instructions are given with respect to any other matter, the proxy will be voted on such matter as determined by the proxy holders.

    Any stockholder giving a proxy for the Annual Meeting in the accompanying form may revoke it at any time prior to its being voted, either by filing prior to the Annual Meeting with the Secretary of the Company at the Company's principal executive offices, 1044 Fordtown Road, Kingsport, TN 37663, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

    The Proxy Statement and the enclosed proxy are being mailed to stockholders on or about March 9, 2001. Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone or telegraph. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the stockholders, will be borne by the Company. The Company will, upon request, reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    A board of five directors is to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders, and until their respective successors are elected and qualified. John W. Tang, Johnson K. Fong, Eugene M. Armstrong, Paul D. Lynam, and Mabel Chan have been nominated for election as directors of the Company at the Annual Meeting. All of the nominees for director currently serve on the Board of Directors.

    It is intended that all proxies submitted in the accompanying form, unless contrary instructions are given thereon, will be voted FOR the election of the five nominees. If any nominee is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the Board. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected. Pursuant to applicable Nevada law, assuming the presence of a quorum, five directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast by stockholders entitled to vote at the meeting who are present in person or by proxy. Thus, the five nominees who receive the highest number of votes in favor of their election will be elected, regardless of the number of abstentions or non-votes.

    The following table sets forth certain information regarding each nominee as of February 23, 2001.


                                            POSITIONS WITH            COMMON STOCK        PERCENTAGE
NAME                           AGE            THE COMPANY         BENEFICIALLY OWNED(1)    OWNERSHIP
----                         --------       --------------        ---------------------   -----------
John W. Tang...............     48      Chairman of the Board,          2,638,176(2)         49.6%
                                        Chief Executive
                                        Officer and Director

Johnson K. Fong............     42      Executive Vice                     15,000             0.3%
                                        President, Chief
                                        Financial Officer
                                        and Director

Paul D. Lynam..............     66      Director                           12,000             0.2%

Eugene M. Armstrong........     82      Director                           10,000             0.2%

Mabel Chan.................     48      Director                            5,000             0.1%


------------------------


(1) Assumes the exercise of all outstanding options held by such person to the extent exercisable on or before February 23, 2001. Includes 15,000, 10,000, 10,000 and 5,000 shares subject to options so exercisable held by Messrs. Fong, Lynam, Armstrong, and Ms. Chan respectively. Unless otherwise indicated, shares are held with sole voting and investment power.


(2) Includes 1,918,674 shares of Common Stock held by Wilson International Ltd., a British Virgin Islands corporation, of which Mr. Tang is the sole beneficial owner.

BUSINESS EXPERIENCE OF THE NOMINEES

    Information regarding each of the five nominees is set forth below.

    John W. Tang has been the Chairman of the Board of Directors of the Company since January 1997 and was Secretary from January 1997 until January 2000. Since August 1999, John W. Tang has served as Chief Executive Officer and has over 11 years of experience in the custom curtain wall industry. From 1992 to 1997, he was a director of Flour City Architectural Metals (Asia) Ltd. ("FCAM (Asia)"), presently a subsidiary of the Company. From 1990 to 1992, he was a Senior Structural Engineer with Ove Arup & Partners, a U.K.-based engineering consulting firm. Between 1987 and 1990 he was the managing director of Brinkley Holding Co., Ltd., a property development company doing business in Canada. Mr. Tang is a registered professional engineer in California and the U.S., a registered professional engineer in the Province of Alberta, Canada, a chartered engineer in the United Kingdom, and a member of the Institution of Structural Engineers in the United Kingdom. He received his masters degree in Civil Engineering from the University of California at Berkeley.


    Johnson K. Fong became a Director of the Company in January 1997. In November 1999, he joined the Company as Executive Vice President and became its Chief Financial Officer in September 2000. Mr. Fong was a partner in the accounting and consulting firm of Anderson & Schwartz McGuire LLP from 1988 until 1999. From 1985 to 1988, he was the controller of Prometheus Development Co. Inc., a California based real estate development, construction and management company. From 1980 to 1985, he was associated with Deloitte Haskins & Sells (currently named Deloitte & Touche LLP, an international consulting and accounting firm). He is a licensed Certified Public Accountant and member of the California Society of Certified Public Accountants and the Hong Kong Society of Accountants. Mr. Fong received a Bachelors Degree from the University of California at Berkeley and completed graduate studies in taxation at Golden Gate University in San Francisco, CA.


    Paul D. Lynam became a Director of the Company in May 1998. From 1980 until his retirement in 1996 Mr. Lynam held various senior management positions, including Vice President and Director of Purchasing at Turner Construction Company. Mr. Lynam received a Bachelors degree from Wentworth Institute of Technology in Boston, MA.

    Eugene M. Armstrong became a Director of the Company in May 1998. Mr. Armstrong was the Executive Vice President of Morrison-Knudsen Company, Inc. from 1979 until his retirement in 1983. From 1984 until 1996, Mr. Armstrong was the President and Chief Executive Officer of Transisco Industries, Inc. Mr. Armstrong received a Bachelors of Science degree from Western State College of Colorado and completed graduate studies in aeronautical engineering and industrial management at the University of California at Los Angeles.


    Mabel Chan became a director of the Company in March 1999. Since December 1997, Ms. Chan has served as a director and manager of Gold Manor Ltd., an investment company. Since 1987, Ms. Chan has served as a Director of Brinkley Holdings Limited, a real estate development company located in Vancouver, British Columbia. Ms. Chan received a Bachelors Degree from Canberra University in Australia.


BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD


    The Board of Directors held two meetings during fiscal year 2000. It is the Company's intention to hold regular meetings of the Board of Directors on a quarterly basis and to call special meetings as necessary. Attendance of each of the Board members for the 2000 fiscal year meetings was one hundred percent.



    The Board has an Audit Committee comprised in fiscal year 2000 of Paul Lynam. The functions of the Audit Committee are delineated in more detail in the Audit Committee Charter (see ANNEX A of this Proxy Statement) and include making recommendations to management concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. During fiscal year 2000, the Audit Committee held two meetings.



    During fiscal year 1999, board members Lynam and Fong served on the Audit Committee. Effective November 1, 1999, Mr. Fong resigned from the Audit Committee when he became an officer of the Company. Since his resignation from the Audit Committee, and in his capacity as Chief

Financial Officer of the Company, Mr. Fong has provided assistance to the Audit Committee in its review of the Company's financial statements and communications with the Company's management and auditors. The Company intends that the Audit Committee membership will be expanded, in accordance with the Audit Committee charter, to three independent directors prior to June 14, 2001 in compliance with all applicable NASDAQ rules governing composition of audit committees.



    The Board also has a Compensation Committee, comprised of Eugene Armstrong and John Tang. The function of the Compensation Committee is to determine compensation of the Company's executive officers and to administer the Company's 1997 Stock Incentive Plan (the "Stock Incentive Plan"). The Board set the current executive officer salaries. During fiscal year 2000, the Compensation Committee held two meetings. Each member of the Compensation Committee attended these meetings.


EXECUTIVE OFFICERS


    The present executive officers of the Company are John W. Tang, Chairman of the Board and Chief Executive Officer, Edward M. Boyle, III, President and Secretary, and Johnson K. Fong, Executive Vice President, Chief Financial Officer and Treasurer.



    Edward M. Boyle, III (age 40) has been the President of the Company since August 1999 and was named Secretary as of January 2000. Immediately upon Mr. Ulbricht's retirement as of November 2000, he became President and Chief Executive Officer of Flour City Architectural Metals Inc. ("FCAM"). Since October of 1998, Mr. Boyle has served as the Chief Operating Officer of FCAM
(Asia). Mr. Boyle has over 17 years of experience in the custom curtain wall industry. From 1993 until 1998, Mr. Boyle worked for Harmon Ltd., where he served in various positions, including Director of Sales and Marketing for Harmon CFEM Facades (UK) Ltd. and Harmon CFEM Facades S.A. and Director of Harmon Sitraco. Mr. Boyle received a Bachelors of Science degree in landscape architecture from Louisiana State University.


    Roger Ulbricht (age 61) retired on November 1, 2000 from his position as Executive Vice President of the Company and President of FCAM and presently provides consulting services to the Company on a part-time basis. Mr. Ulbricht has been with FCAM since June 1960 and had served in various senior management capacities including Engineering, Purchasing, Sales and Technical Services. Mr. Ulbricht has a technical background educated at Manhattan Technical Institute, Mechanics Institute and Queens College in New York.

COMPENSATION OF EXECUTIVE OFFICERS


    The following table discloses compensation received in the three fiscal years ended October 31, 2000, 1999 and 1998 by Mr. Tang, the Company's Chairman of the Board and Chief Executive Officer, Mr. Boyle, the Company's President and Secretary, Mr. Ulbricht, (retired) formerly the Company's Executive Vice President, and Mr. Fong, the Company's Executive Vice President and Chief Financial Officer. Messrs. Tang, Boyle, Ulbricht and Fong were the only executive officers serving as of the end of fiscal year 2000 whose salaries and bonuses exceeded $100,000 in 2000, 1999 or 1998.

                           SUMMARY COMPENSATION TABLE


                                                                                LONG TERM
                                              ANNUAL COMPENSATION              COMPENSATION
                                    ---------------------------------------   --------------
NAME AND PRINCIPAL                                           OTHER ANNUAL                        ALL OTHER
POSITION                   YEAR     SALARY($)   BONUS($)   COMPENSATION($)       AWARD($)       COMPENSATION
------------------       --------   ---------   --------   ----------------   --------------   --------------
John W. Tang...........    2000     $200,000       $0             $0                $0               $0
Chairman of the Board      1999     $160,000       $0             $0                $0               $0
and Chief Executive        1998     $157,537       $0             $0                $0               $0
Officer 1998

Edward M. Boyle, III...    2000     $144,436       $0             $0                $0               $0
President and Secretary    1999     $120,000       $0             $0                $0               $0
                           1998           --       $0             $0                $0               $0

Roger Ulbricht.........    2000     $151,662       $0             $0                $0               $0
(former) Executive Vice    1999     $130,995       $0             $0                $0               $0
President, and             1998     $108,854       $0             $0                $0               $0
President and CEO of
FCAM

Johnson K. Fong........    2000     $150,000       $0             $0                $0               $0
Executive Vice             1999           --       $0             $0                $0               $0
President and              1998           --       $0             $0                $0               $0
Chief Financial Officer

OPTIONS GRANTED TO EXECUTIVE OFFICERS IN FISCAL 2000


    On November 1, 1999, the Company granted 75,000 nonqualified stock options to Mr. Fong as part of his compensation for his role as Executive Vice President of the Company. As of February 23, 2001, 15,000 of Mr. Fong's option shares are vested and, of the remaining 60,000 option shares, 15,000 option shares will vest on January 1 of each of the next four years. Mr. Fong's options have an exercise price of $2.1888, the fair market value of the Company's common stock on the date of grant. Apart from the options granted to Mr. Fong, the Company has not granted any other options during fiscal year 2000.



    The following table sets forth certain information regarding grants of stock options made during fiscal year 2000 to executive officers named in the Summary Compensation Table. Since inception, the Company has not granted any stock appreciation rights.



                                OPTION/SAR GRANTS IN
                                  FISCAL YEAR 2000
                       --------------------------------------                         POTENTIAL
                                      PERCENTAGE                                     REALIZABLE
                        NUMBER OF      OF TOTAL                                   VALUE AT ASSUMED
                        SECURITIES     OPTIONS/                                    ANNUAL RATES OF
                        UNDERLYING       SARS                                        STOCK PRICE
                         OPTIONS/     GRANTED TO    EXERCISE                      APPRECIATION FOR
                           SARS        EMPLOYEES     OR BASE                         OPTION TERM
                         GRANTED       IN FISCAL    PRICE PER     EXPIRATION     -------------------
NAME                       (#)         YEAR 2000      SHARE          DATE         5%($)      10%($)
----                   ------------   -----------   ---------   --------------   --------   --------
Johnson K. Fong           75,000          100%       $2.1888    November 2009    $257,214   $402,265


REPORT OF THE COMPENSATION COMMITTEE:

    The Company's Compensation Committee met twice during fiscal year 2000. Set forth below is a report of Compensation Committee with respect to the Company's compensation policies during fiscal year 2000 as they affect the Company's executive officers.

    The Company's executive officer compensation policies are designed to set compensation levels that are competitive with those of similar companies, thereby permitting the Company to attract and retain well-qualified executives. Through a combination of base salary, annual performance-based bonuses and equity-based compensation, these policies are intended to motivate executive officers to meet the Company's near term and long-range business objectives, thereby enhancing stockholder value. The cumulative effect of the Company's compensation policies for executive officers is to tie such compensation closely to the Company's performance.

    Each of the Company's executive officers receives a base salary. The base salary of Messrs. Tang and Fong are provided for in employment contracts. The Company sets a base salary for its executive officers based upon a number of factors, including the qualifications of the executive, levels of pay for similar positions at public and private companies of comparable size and in comparable businesses to those of the Company, the degree to which the executive can help the Company achieve its goals, and direct negotiation with the executive.


    At present, the annual base salaries of Mr. Tang as Chairman of the Board and Chief Executive Officer, Mr. Boyle as President and Secretary, Mr. Fong as Executive Vice President, Chief Financial Officer and Treasurer are $200,000, $160,000 and $150,000, respectively.


    During fiscal year 2000, the Company did not pay bonuses to any of its executive officers. The Company does not expect to pay any bonuses based on results for fiscal year 2000. In future fiscal years, the Company may make bonus payments to its executive officers if performance targets are met.


    The other element of the Company's executive officer compensation package is equity-based compensation. The Board of Directors believes that by providing executive officers who do not otherwise own significant amounts of stock with the opportunity to acquire an equity interest in the Company, those officers are provided with additional incentives to work to maximize stockholder value over the long term. In fiscal year 2000, Mr. Fong, as an Executive of the Company, was granted options that vest over five years. See "Options Granted to Executive Officers in Fiscal 2000".



    Incentives may also be provided by the granting of options under the Company's Stock Incentive Plan, which was adopted by the Company and its stockholders in December 1997. Under the Stock Incentive Plan, if options are granted, they will vest when determined by the Compensation Committee. Options issued to executive officers under the Stock Incentive Plan will be for the purposes of attracting, motivating and retaining key personnel. During fiscal year 2000, apart from the options granted to Mr. Fong, the Company did not grant options to executive officers under the Stock Incentive Plan.



                                    Compensation Committee
                                    Eugene M. Armstrong
                                    John W. Tang


COMPENSATION COMMITTEE--INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal year 2000, Mr. Tang, the Company's Chairman of the Board and Chief Executive Officer, served on the Board of Directors and participated in the deliberations of the Board of Directors concerning executive officer compensation.


AUDIT COMMITTEE REPORT



    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee Charter is attached hereto as ANNEX A. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report for fiscal year 2000 with management. The Audit Committee also reviewed with Grant Thornton LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1. The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of Grant Thornton LLP as the Company's independent auditors for fiscal year 2001.



AUDIT FEES



    During fiscal year 2000, the Company paid its auditors $165,139 for prior fiscal year 1999, and $88,897 for fiscal year 2000 for the audit of the Company's financial statements, 10K and 10Qs for each of these years. As of the fiscal year 2000, a total of approximately $127,000 remains unpaid for services rendered pertaining to fiscal year 2000, of which, $17,450 represents tax related services.



    During fiscal year 2000, the Company has not contracted for non-audit related services, nor has the Company paid any non-audit related fees to its auditors. However, the auditors did provide services to the Company in connection with a potential transaction with Builders Federal, a Hong Kong based company, as announced in the Company's press release dated November 20, 2000. The outstanding fees for the due diligence review of Builders Federal performed by Grant Thornton LLP amounted to approximately $70,797.



                                    Audit Committee
                                    Paul D. Lynam


INDEBTEDNESS OF MANAGEMENT AND CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS


    During fiscal year 2000, FCAM (Asia), a subsidiary of the Company paid a total of $72,075 to Mrs. Rowena Tang in compensation as the Office Manager.


EMPLOYMENT AGREEMENTS


    Mr. Tang, has an employment agreement with the Company which provides for an annual base salary of $160,000 (subject to adjustment). The employment agreement of Mr. Tang is for a term of five years commencing on December 15, 1997. The agreement with Mr. Tang provides that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive his then current salary and benefits for a period of six months following the date of termination. The employment agreement also contains a covenant not to compete with the Company and not to solicit business away from the Company during the term of employment and for one year thereafter.


    The Company has an employment agreement with Mr. Fong (the "Agreement") providing for his services as Executive Vice President of the Company pursuant to which he is paid a current annual salary of $150,000, is entitled to vacations, holidays, insurance and other benefits permitted under policies established by the Board and as provided for in the Agreement. Also pursuant to the Agreement and effective as of November 1, 1999, Mr. Fong received a stock option granting him the right to purchase 75,000 shares of the Company's common stock. This incentive based option is governed by the Stock Incentive Plan and vests over a period of five years after the grant date. Either Mr. Fong or the Company may terminate the Agreement with or without cause; provided, however, that if the Company terminates the Agreement without cause or if Mr. Fong elects to terminate because the Board fails to maintain him in office, the shareholders fail to re-elect him to the Board, or if the Company is in material breach of the Agreement, Mr. Fong shall continue to receive salary and benefits for 3 months (the "Severance Period") beyond the date of termination, and the fully vested right to purchase an additional 30,000 shares of the Company's stock at $2.00 per share. If Mr. John Tang is removed as Chairman of the Company or if Mr. Tang's percentage ownership of the Company is 35% or less and in either such case Mr. Fong's employment with the Company is terminated, then the Severance Period shall become 18 months and all unvested shares shall become fully vested immediately upon such termination.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Nevada law provides that a corporation may include in its articles of incorporation a provision indemnifying officers and directors against expenses including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the suit, action or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable basis to conclude that his or her conduct was unlawful. A Nevada corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by reason of the fact that such a person was an officer or director of the corporation if such person acted in good faith and in a manner which he or she believed to be in the best interests of the corporation.

    To the fullest extent allowable under Nevada law, the Company's Articles and Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit whether criminal, civil, administrative or investigative, by reason of the fact that such a person, his testator or intestate was an officer, director, of the corporation, or a predecessor of the corporation.

    The Company's Bylaws also provide that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the Company would have the power to indemnify the person against such liability.

    On January 7, 1998, the Company entered into indemnity agreements with Messrs. Tang, and Fong. The indemnity agreements indemnify these officers and directors against certain liabilities arising out of their services as directors and/or officers.

COMPENSATION OF DIRECTORS


    During fiscal year 2000, directors who were not employees of the Company or one of the Company's subsidiaries ("Non-Employee Directors") were entitled to receive $5,000.00 annually, plus $500 for each meeting of the Board and each meeting of a Committee of the Board (unless the Committee meeting was held on the same day as a Board meeting) they attended, plus reimbursement for reasonable expenses incurred. The Company paid to non-employee directors for director's fees of $18,000, and expense reimbursement of $3,338 for fiscal year 2000.


    Pursuant to the Stock Incentive Plan, each non-employee director who was a director at or immediately after the registration statement relating to the Company's initial public offering became effective, was granted stock options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $7.56 per share. Non-employee director options have a ten-year term and vest in equal annual installments over a four-year term following the date of grant. A total of 15,000 and 20,000 Non-Employee Director options vested during the fiscal year ended October 31, 1999 and fiscal year 2000, respectively, and no such options were exercised during fiscal year 2000. Pursuant to the Stock Incentive Plan, the Non-Employee Director options held by Messrs. Armstrong and Lynam will vest with respect to 5,000 shares of Common Stock each on May 21, 2001 and 2002. The Non-Employee Director options held by Ms. Chan (having an exercise price of $3.25 per share) have vested with respect to 5,000 share of Common Stock on March 30, 2000 and will vest with respect to an additional 5,000 shares of Common Stock on each of March 30, 2001, 2002 and 2003.

    Directors who are employees of the Company are not separately compensated for their services as directors.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE


    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of the outstanding shares of the

Company's Common Stock, to file with the Securities and Exchange Commission and the NASDAQ Stock Market initial reports of ownership (Form 3) and changes in ownership of such stock (Forms 4 and 5). To the Company's knowledge, based solely upon its review of the copies of such reports furnished to it, during fiscal year 2000, all Section 16(a) filing requirements applicable to its officers and directors were complied with.


                         STOCK PRICE PERFORMANCE GRAPH


    The following graph illustrates a comparison of the cumulative shareholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the Russell 2000 Index.


    Although Securities and Exchange Commission regulations generally require the graph to cover a five-year period, the graph below covers approximately a twenty-nine-month period because the Company's Common Stock has only been traded on the NASDAQ Stock Market since approximately May 26, 1998. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or to indicate the possible future performance of the Company's Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

FCIN RUSSELL 200S&P BUILDING MATERIALS
5/26/1998 $100.00 $100.00 $100.00
10/30/1998 $64.46 $78.80 $91.01
10/29/1999 $28.93 $90.52 $86.53
10/30/2000 $38.85 $106.27 $47.25

    The comparison assumes a $100 investment made on May 26, 1998 (the approximate date the Company's Common Stock was listed on the NASDAQ Market) in the Company's Common Stock, and in the securities comprising the Russell 2000 Index and the S & P Building Materials Index.

                SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

    The following table and the footnotes thereto set forth, as of February 23, 2001, certain information regarding the Common Stock of the Company beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, by each director and nominee for director and by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group.

NAME AND ADDRESS OF                                         AMOUNT AND NATURE OF     PERCENT
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP(1)   OF CLASS
-------------------                                        -----------------------   --------
John W. Tang.............................................         2,638,176(2)         49.6%
Suite 1300, Hollywood Plaza,
610 Nathan Road,
Mongkok, Kowloon,
Hong Kong

Cynthia Lam..............................................           479,668(3)          9.0%
Gold Manor Ltd.
P.O. Box 957,
Offshore Corporations Center,
Road Town, Tortola,
British Virgin Islands

Ayumi Nakamura...........................................           479,668(4)          9.0%
Markham Industries, Inc.
Offshore Group Chambers
PO Box CB-12751,
Nassau, New Providence, Bahamas

Edward M. Boyle, III.....................................               570(5)            0%

Johnson K. Fong..........................................            15,000             0.3%

Eugene M. Armstrong......................................            10,000             0.2%

Paul D. Lynam............................................            12,000             0.2%

Mabel Chan...............................................             5,000             0.1%

All directors and all Executive Officers of the Company
  as a Group (6 individuals).............................         2,680,746            50.4%

------------------------


(1) Assumes the exercise of all outstanding options held by such person to the extent exercisable on or before February 23, 2001. Includes 15,000, 10,000, 10,000 and 5,000 shares subject to options so exercisable held by Messrs. Fong, Lynam, Armstrong and Ms. Chan, respectively. Unless otherwise indicated, shares are held with sole voting and investment power.


(2) Includes 1,918,674 shares held by Wilson International Ltd., a British Virgin Islands corporation, of which Mr. Tang is the sole beneficial owner.


(3) Shares indicated as beneficially owned by Cynthia Lam are held of record by Gold Manor Ltd., a British Virgin Islands corporation, of which Ms. Lam is the sole beneficial owner.


(4) Shares indicated as beneficially owned by Ayumi Nakamura are held of record by Markham Industries, Inc., a British Virgin Islands corporation, of which Mr. Nakamura is the sole beneficial owner.


(5) Shares indicated as beneficially owned by Edward M. Boyle, III are held of record by the trust account of Alesandra R. Boyle, of which Mr. Boyle is a custodian.

              PROPOSAL 2--RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors recommends to the stockholders the ratification of the appointment of Grant Thornton LLP as the Company's independent accountants for fiscal year 2001. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

    The accompanying proxy grants discretionary authority to the persons named therein to vote on any other matter properly brought before the meeting or any adjournment thereof, and the person or persons voting the proxies intend to vote them in accordance with their best judgment.

    This Proxy Statement will be accompanied by the Company's Annual Report for the fiscal year ended October 31, 2000, when it is delivered to stockholders.

STOCKHOLDER PROPOSALS

    Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the annual meeting of stockholders to be held in 2002 must submit such proposals so as to be received by the Company at 1044 Fordtown Road, Kingsport, TN 37663, on or before November 1, 2001. In addition, if the Company is not notified by January 15, 2002 of a proposal to be brought before the 2002 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER
                      ADOPTED BY THE BOARD OF DIRECTORS OF
                         FLOUR CITY INTERNATIONAL, INC.

COMPOSITION:

    The audit committee shall be composed of three or more directors, as determined by the board of directors, each of whom shall meet the independence and financial literacy requirements of NASDAQ, and at least one of whom shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

    Unless a chair is designated by the board of directors, the committee members may appoint their own chair by majority vote.

RESPONSIBILITIES

1. Recommend to the board of directors the selection of the independent auditor, evaluate the performance of the independent auditor and, if so determined by the audit committee, recommend to the board of directors replacement of the independent auditor; it being acknowledged that the independent auditor is ultimately accountable to the board of directors and the audit committee, as representatives of the stockholders.

2. Ensure the receipt of, and evaluate, the written disclosures and the letter that the independent auditor submits to the audit committee regarding the auditor's independence in accordance with Independence Standards Board Standard No. 1, discuss such reports with the auditor and, if so determined by the audit committee in response to such reports, recommend that the board of directors take appropriate action to address issues raised by such evaluation.

3. Discuss with the independent auditor the matters required to be discussed by SAS 61, as it may be modified or supplemented.

4. Instruct management, the independent auditor and the internal auditor that the committee expects to be informed if there are any subjects that require special attention or if they perceive any significant weaknesses in the company's information and reporting systems.

5. Meet with management and the independent auditor to discuss the annual financial statements and the report of the independent auditor thereon, and to discuss significant issues encountered in the course of the audit work, including restrictions on the scope of activities, access to required information and the adequacy of internal financial controls.

6. Review the management letter delivered by the independent auditor in connection with the audit.

7. Meet quarterly with management and the independent auditor to discuss the quarterly financial statements prior to the filing of the Form 10Q; provided that this responsibility may be delegated to the chairman of the audit committee.

8. Meet at least once each year in separate executive sessions with management, the internal auditor and the independent auditor to discuss matters that any of them or the committee believes could significantly affect the financial statements and should be discussed privately.

9. Have such meetings with management, the independent auditor and the internal auditor as the committee deems appropriate to discuss significant financial risk exposures facing the company and management's plans for monitoring and controlling such exposures.

10. Review significant changes to the company's accounting principles and practices proposed by the independent auditor, the internal auditor or management.

11. Review the scope and results of internal audits.

12. Evaluate the performance of the internal auditor and, if so determined by the audit committee, recommend replacement of the internal auditor.

13. Conduct or authorize such inquiries into matters within the committee's scope of responsibility as the committee deems appropriate. The committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any such inquiries.

14. Provide minutes of audit committee meetings to the board of directors, and report to the board of directors on any significant matters arising from the committee's work.

15. At least annually, review and reassess this charter and, if appropriate, recommend proposed changes to the board of directors.

16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the company's annual proxy statement.

17. In the performance of its responsibilities, the Audit Committee is the representative of the shareholders. However, it is not the responsibility of the Audit Committee to plan or conduct audits, or to determine whether the company's financial statements are complete and accurate or in accordance with generally accepted accounting principles.

                         FLOUR CITY INTERNATIONAL INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 5, 2001

The undersigned hereby appoints John W. Tang, with full power of substitution, as the proxyholder of the undersigned to represent the undersigned and vote all shares of the capital stock of FLOUR CITY INTERNATIONAL, INC. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of the Company, to take place at 1044 Fordtown Road, Kingsport, TN 37663 at 10:00 a.m. on April 5, 2001, and at any adjournments or postponements of such meeting, as follows:

1.  To elect as directors, to hold office until the next annual meeting of stockholders and until their successors are elected, the nominees listed below:
   / / FOR all nominees listed below, except those       / / WITHHOLD AUTHORITY to vote
      whose names are handwritten on the line below.       for all listed nominees.
   John W. Tang, Johnson K. Fong, Eugene M. Armstrong, Paul D. Lynam, and Mabel Chan.
    To withhold authority to vote for any of the above nominees, write the nominee's name below:

2.  To ratify the appointment of Grant Thornton LLP as the Company's independent accountants for the fiscal year ending October 31, 2000.
   / / FOR                            / / AGAINST                           / / ABSTAIN
3.  To transact such other business as properly may come before the meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ABOVE PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. THIS PROXY MAY BE REVOKED BY THE UNDERSIGNED AT ANY TIME, PRIOR TO THE TIME IT IS VOTED BY ANY OF THE MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                                           Date: ____________, 2001

                                         Signature(s) of Stockholder(s)

                                           Date and sign exactly as name(s)
                                           appear(s) on this proxy. If signing
                                           for estates, trusts, corporations or
                                           other entities, title or capacity
                                           should be stated. If shares are held
                                           jointly, each holder should sign.

                                           PLEASE COMPLETE, DATE AND SIGN THIS
                                           PROXY AND RETURN IT PROMPTLY IN THE
                                           ENCLOSED ENVELOPE.